Exhibit 99.1

Encore Acquisition Company Announces 2004 Results; 29% Increase in Net Income; 39% Increase in Cash Flow from Operations

FORT WORTH, Texas—(BUSINESS WIRE)—February 16, 2005

Encore Acquisition Company (NYSE:EAC) today reported (in millions except per share and daily production amounts):

	Year Ended December 31,
	2004	2003	Increase
Net income	$82.1	$63.6	29%
Diluted earnings per share	$2.58	$2.10	23%
Revenues	$298.5	$220.1	36%
Cash flow from operations	$171.8	$123.8	39%
Total oil and gas related capital	$428.1	$154.0	178%
Daily production volumes (BOE)	24,665	22,218	11%

Net income for the full year of 2004 increased to $82.1 million, or $2.58 per diluted share, on revenues of $298.5 million. This compares to full year 2003 net income of $63.6 million, or $2.10 per diluted share, on revenues of $220.1 million. Net income for the year ended December 31, 2003 included a $0.9 million ($0.03 per diluted share) cumulative effect of accounting change benefit resulting from the Company’s adoption of Statement of Financial Accounting Standards No. 143 “Accounting for Asset Retirement Obligations” on January 1, 2003. For 2004, cash flow from operations increased 39% to $171.8 million from the $123.8 million in operating cash flow generated in 2003.

Higher net income in 2004 resulted as record production volumes for the year increased 11% to 9.0 million barrels of oil equivalent or 24,665 BOE per day, compared with 2003 production of 8.1 MMBOE or 22,218 BOE per day. The rise in production volumes was attributable to continued organic growth through the drill bit, as well as strategic acquisitions in existing core areas. Oil represented 74% and 81% of the Company’s total production volumes in 2004 and 2003, respectively. Encore’s realized commodity prices, including the effects of hedging, averaged $33.04 per barrel and $5.53 per Mcf during 2004, increases of 24% and 14%, respectively, from the prior year. On a combined basis, including the effects of hedging, prices increased 22% during 2004 to $33.07 per BOE from $27.14 per BOE in 2003.

Net income for the fourth quarter 2004 was $26.2 million, or $0.80 per diluted share, on revenues of $89.9 million. The Company’s comparative fourth quarter 2003 net income was $15.7 million, or $0.51 per diluted share, on revenues of $57.3 million. Cash provided by operating activities for the fourth quarter 2004 was $44.7 million, a 54% increase from the $29.0 million reported for the same period last year.

Fourth quarter 2004 production averaged 26,096 BOE per day, a 15% increase from 22,712 BOE per day for the same period in 2003. Encore’s realized commodity prices, including the effects of hedging, averaged $37.24 per barrel and $6.32 per Mcf during the fourth quarter of 2004, increases of 37% and 34%, respectively, from the same period of 2003. On a combined basis, including the effects of hedging, prices increased 36% during the fourth quarter of 2004 to $37.43 per BOE from $27.44 per BOE in the same period in 2003.

Year-End Reserves

As previously announced, the Company’s independent petroleum engineers, Miller and Lents, Ltd., estimated proved oil and gas reserves increased by 23% to 173 MMBOE as of December 31, 2004. During 2004, Encore replaced 456% of the 9.0 million BOE it produced in 2004. At December 31, 2004, oil reserves accounted for 77% of total proved reserves, and 71% of proved reserves were developed. Based on fourth quarter 2004 production of 26,096 BOE per day, Encore’s reserve-to-production ratio is approximately 18 years for total proved reserves and 13 years for proved developed reserves.

Operations Update

Encore finished 2004 with total oil and natural gas related capital expenditures of $428.1 million. Encore invested $238.8 million in property acquisitions for 2004, primarily for the Cortez and Overton properties. The Company invested $187.6 million in its development, exploitation, and exploration programs, drilling 240 gross (169.7 net) wells. Additionally, the Company incurred $1.2 million for acquisition and $0.5 million for development-related asset retirement obligations.

Liquidity Update

At December 31, 2004, long-term debt was $379.0 million, including $150.0 million of 8.375% Senior Subordinated Notes due June 15, 2012, $150.0 million of 6.25% Senior Subordinated Notes due April 15, 2014, and $79.0 million of bank debt. The Company had $290.7 million of additional borrowing capacity available under its credit facility at December 31, 2004. The Company’s capitalization was $852.6 million, which was comprised of 44% debt and 56% equity.

2005 Outlook

As previously announced, Encore’s Board of Directors has approved a $223 million capital budget for 2005 (exclusive of acquisitions). The budget includes plans to invest up to $159 million on conventional exploitation drilling on the Company’s existing properties.

For the full year of 2005, production is expected to increase 8% to 12% from 2004 levels. Production, ad valorem, and severance taxes are anticipated to remain at approximately 9% of oil and natural gas revenues before hedging. The Company expects lease operations expense to average approximately $5.90 per BOE. General and administrative expenses are expected to average approximately $1.40 per BOE. Depletion, depreciation, and amortization during 2005 should be approximately $7.00 per BOE. Income tax expense is expected to be at an effective rate of 36% with approximately 90% deferred.

For the first quarter of 2005, production is expected to average 26,350 BOE per day. Production, ad valorem, and severance taxes are anticipated to remain at approximately 9% of oil and natural gas revenues before hedging. The Company expects lease operations expense to average approximately $5.50 per BOE. General and administrative expenses are expected to average approximately $1.40 per BOE. Depletion, depreciation, and amortization should be approximately $6.80 per BOE. Income tax expense is expected to be at an effective rate of 36% with approximately 95% deferred. We expect to invest approximately $51.3 million of our capital budget in the first quarter of 2005.

Conference Call

Title: Encore Acquisition Company Conference Call

Date and Time: Thursday, February 17, 2005 at 9:30 a.m. Central Time

Webcast: Listen to the live broadcast via http://www.encoreacq.com

Telephone: Dial 877-356-9552 ten minutes prior to the scheduled time and request the conference call by supplying the title specified above

A replay of the conference call will be archived and available via Encore’s website at the address above or by dialing
800-642-1687 and entering conference ID 3858335. The replay will be available through February 24, 2005. International or local callers can dial 706-679-0419 for the live broadcast or 706-645-9291 for the replay.

About the Company:

Organized in 1998, Encore is a growing independent energy company engaged in the acquisition, development and exploitation of North American oil and natural gas reserves. Encore’s oil and natural gas reserves are in four core areas: the Cedar Creek Anticline of Montana and North Dakota; the Permian Basin of West Texas and Southeastern New Mexico; the Mid Continent area, which includes the Arkoma and Anadarko Basins of Oklahoma, the North Louisiana Salt

Basin, the East Texas Basin and the Barnett Shale; and the Rocky Mountains. Encore’s latest investor presentation is available on the Company’s website at www.encoreacq.com.

Cautionary Statements:

This press release includes forward-looking statements, which give Encore’s current expectations or forecasts of future events based on currently available information. Forward-looking statements in this press release relate to, among other things, the following: the expected amount and focus of the Encore’s capital expenditures; expected production; anticipated production growth; the level of production, ad valorem and severance taxes, lease operations expense, general and administrative expenses, depletion, depreciation and amortization expenses, and income tax expense; expected effective tax rates; and any other statements that are not historical facts. However, the assumptions of management and the future performance of Encore are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect Encore’s business include, but are not limited to: the risks associated with operating in a limited number of geographic areas; the risks associated with drilling of oil and natural gas wells; risks related to Encore’s high-pressure air program; Encore’s ability to find, acquire, market, develop, and produce new properties; the risk of drilling dry holes; oil and natural gas price volatility; hedging arrangements (including the costs associated therewith); uncertainties in the estimation of proved, probable and potential reserves and in the projection of future rates of production and reserve growth; inaccuracies in Encore’s assumptions regarding items of income and expense; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; climatic conditions; availability and cost of material and equipment; actions or inactions of third-party operators of Encore’s properties; Encore’s ability to find and retain skilled personnel; diversion of management’s attention from existing operations while pursuing acquisitions; availability of capital; the strength and financial resources of Encore’s competitors; regulatory developments; environmental risks; general economic and business conditions; industry trends; and other factors detailed in Encore’s most recent Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Encore undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:

Encore Acquisition Company, Fort Worth
Roy W. Jageman, 817-339-0861
or
William J. Van Wyk, 817-339-0812

(All data in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
	(unaudited)		(unaudited)
Consolidated Statements of Operations:
Revenues:
Oil	$62,757	$44,677	$220,649	$176,351
Natural gas	27,111	12,665	77,884	43,745

Total revenues	89,868	57,342	298,533	220,096
Expenses:
Production -
Lease operations	13,390	9,958	47,142	37,846
Production, ad valorem, and severance taxes	9,196	5,300	30,313	22,013
Depletion, depreciation, and amortization	15,260	9,573	48,522	33,530
Exploration	1,748	—	3,907	—
G&A (excluding non-cash stock based compensation)	3,366	1,884	10,982	8,680
Non-cash stock based compensation	357	154	1,770	614
Derivative fair value (gain) loss	1,587	933	5,011	(885)
Other operating	1,566	1,568	5,028	3,481

Total operating expenses	46,470	29,370	152,675	105,279

Operating income	43,398	27,972	145,858	114,817
Interest and other	(6,693)	(3,879)	(23,219)	(15,937)

Income before income taxes and cumulative effect of accounting change	36,705	24,093	122,639	98,880
Current income tax benefit (provision)	1,133	656	(1,913)	(991)
Deferred income tax provision	(11,598)	(9,087)	(38,579)	(35,111)

Income before cumulative effect of accounting change	26,240	15,662	82,147	62,778
Cumulative effect of accounting change, net of taxes	—	—	—	863

Net income	$26,240	$15,662	$82,147	$63,641

Income before cumulative effect of accounting change per common share:
Basic	$0.81	$0.52	$2.62	$2.09
Diluted	0.80	0.51	2.58	2.07

Net income per common share:
Basic	$0.81	$0.52	$2.62	$2.11
Diluted	0.80	0.51	2.58	2.10

Weighted average common shares outstanding:
Basic	32,343	30,160	31,393	30,102
Diluted	32,851	30,473	31,825	30,333

	Year Ended
	December 31,
	2004	2003
	(unaudited)
Condensed Consolidated Statements of Cash Flows:
Net income	$82,147	$63,641
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash and other items	105,133	69,842
Changes in operating assets and liabilities	(15,459)	(9,665)

Net cash provided by operating activities	171,821	123,818

Cash used in investing activities	(433,470)	(153,747)

Financing activities:
Net proceeds from issuance of common stock	52,929	175,474
Purchase of treasury stock	—	(175,560)
Net proceeds from long-term debt	195,192	12,875
Other	14,200	4,514

Net cash provided by financing activities	262,321	17,303

Increase (decrease) in cash and cash equivalents	672	(12,626)
Cash and cash equivalents, beginning of period	431	13,057

Cash and cash equivalents, end of period	$1,103	$431

	December 31,	December 31,
	2004	2003
	(unaudited)
Condensed Balance Sheets:
Total assets	$1,123,400	$672,138

Liabilities	$270,825	$134,163
Long-term debt	379,000	179,000
Stockholders’ equity	473,575	358,975

Total liabilities and stockholders’ equity	$1,123,400	$672,138

Working capital (a)	$(15,566)	$(52)

(a)	Working capital is defined as current assets minus current liabilities.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
	(unaudited)		(unaudited)
Production volumes:
Oil (MBbls)	1,685	1,640	6,679	6,601
Natural gas (MMcf)	4,293	2,696	14,089	9,051
Combined (MBOE)	2,401	2,090	9,027	8,110

Daily production:
Oil (Bbls/d)	18,320	17,828	18,249	18,085
Natural gas (Mcf/d)	46,660	29,309	38,493	24,798
Combined (BOE/d)	26,096	22,712	24,665	22,218

Average prices:
Oil ( per Bbl)	$37.24	$27.24	$33.04	$26.72
Natural gas (per Mcf)	6.32	4.70	5.53	4.83
Combined (per BOE)	37.43	27.44	33.07	27.14

Average costs per BOE:
Lease operations expense	$5.58	$4.77	$5.22	$4.67
Production, ad valorem, and severance taxes	3.83	2.54	3.36	2.71
DD&A	6.36	4.58	5.38	4.13
G&A (excluding non-cash stock based compensation)	1.40	0.90	1.22	1.07

Encore Acquisition Company

Changes in Proved Reserves
(unaudited)

		Natural
	Oil	Gas	Combined
	(MBbls)	(MMcf)	(MBOE)
Balance, December 31, 2002	111,674 (a)	99,818 (a)	128,310 (a)
Acquisitions of minerals-in-place	13	37,464	6,257
Extensions and discoveries	3,957	7,354	5,182
Improved recovery	12,773	(178)	12,744
Revisions of estimates	(4,084)	3,543	(3,493)
Production	(6,601)	(9,051)	(8,110)

Balance, December 31, 2003	117,732 (b)	138,950 (b)	140,890 (b)
Acquisitions of minerals-in-place	7,853	86,314	22,239
Extensions and discoveries	4,226	27,248	8,768
Improved recovery	11,826	(80)	11,812
Revisions of estimates	(910)	(4,313)	(1,629)
Production	(6,679)	(14,089)	(9,027)

Balance, December 31, 2004	134,048 (c)	234,030 (c)	173,053 (c)

(a)	Average prices used in estimating proved reserves at December 31, 2002 were $31.20 per Bbl and $4.79 per Mcf.
(b)	Average prices used in estimating proved reserves at December 31, 2003 were $32.55 per Bbl and $5.83 per Mcf.
(c)	Average prices used in estimating proved reserves at December 31, 2004 were $43.46 per Bbl and $6.19 per Mcf.

Encore Acquisition Company

Derivative Summary as of December 31, 2004

Oil Derivative Contracts

		Average		Average		Average
	Daily	Floor	Daily	Cap	Daily	Swap
	Floor Volume	Price	Cap Volume	Price	Swap Volume	Price
Period	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)
Jan – June 2005	15,500	$27.55	3,500	$31.89	1,000	$25.12
July – Dec 2005	12,500	27.84	2,500	31.07	1,000	25.12
Jan – Jun 2006	3,000	32.50	1,000	29.88	2,000	25.03
July – Dec 2006	1,000	27.50	1,000	29.88	2,000	25.03
Jan – Dec 2007	—	—	—	—	2,000	25.11

Natural Gas Derivative Contracts

		Average		Average		Average
	Daily	Floor	Daily	Cap	Daily	Swap
	Floor Volume	Price	Cap Volume	Price	Swap Volume	Price
Period	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)
Jan – Dec 2005	10,000	$4.84	5,000	$5.97	12,500	$4.96
Jan – Dec 2006	5,000	4.85	5,000	5.68	12,500	5.02
Jan – Dec 2007	—	—	—	—	10,000	4.99

Interest Rate Swap

Expiration	Notional	Encore Pays	Encore Receives
June 15, 2005	$80,000,000	LIBOR + 3.89%	8.375%